Scottish Re Announces Departure of Chief Executive Officer of its North American Segment

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced that Clifford J. Wagner will step down as Chief Executive Officer of the North American segment later this year. A search for a new Chief Executive Officer for the North America segment has been initiated and is expected to be concluded by the end of September, 2007.

"Cliff has been with Scottish Re since 2000 and was one of the early pioneers of our company," said Paul Goldean, Chief Executive Officer of Scottish Re Group Limited. "We are grateful for his service and his many contributions made to the company over the past seven years. His willingness to ensure a smooth transition to a new executive for North America is further testament to his commitment to the company and his unquestioned professionalism."

Cliff Wagner noted, "It has been a pleasure working at Scottish Re and I am confident my talented colleagues with the support of our new board and majority shareholders will soon return the company to its former position as a leader in the global reinsurance industry."

Cliff has served as President and Chief Executive Officer, Scottish Holdings, Inc. since August 2006. Mr. Wagner joined Scottish Re in 2000 and served as Executive Vice President and Chief Actuary.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.
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Source: Scottish Re Group Limited

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Contact: Scottish Re contacts

Rayissa Palmer

Vice President Marketing & Communications

Scottish Re

704-752-3422